UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2011

NATIONAL RETAIL PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-11290	56-1431377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 South Orange Avenue Suite 900 Orlando, Florida		32801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (407) 265-7348

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

National Retail Properties, Inc. (the “Company”) entered into that certain Amended and Restated Credit Agreement, dated as of May 25, 2011 (the “Credit Agreement”), with Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein. The Credit Agreement amends and restates that certain Credit Agreement, dated as of November 3, 2009 (the “Existing Credit Agreement”), by and among the Company, Wells Fargo bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

The Credit Agreement amended the terms under the Existing Credit Agreement by: (i) increasing the borrowing capacity to $450 million from $400 million; (ii) increasing the accordion feature to up to $200 million from $100 million, thus increasing the maximum borrowing capacity to $650 million from $500 million; (iii) reducing the interest rates under the tiered rate structure with the maximum interest rate being reduced to 195 basis points above LIBOR from 340 basis points above LIBOR; (iv) removing the LIBOR floor, which was 1.0% under the Existing Credit Agreement; and (v) extending the termination date to May 24, 2015 from November 2, 2012. The termination date of the Credit Agreement remains subject to a one-year extension exercisable at the option of the Company. Based on the Company’s current credit ratings, the Credit Agreement will initially bear interest at a rate of LIBOR plus 150 basis points, which was reduced from LIBOR plus 280 basis points under the Existing Credit Agreement.

The Credit Agreement contains, as did the Existing Credit Agreement, certain (a) restrictive covenants, including, but not limited to, restrictions on the incurrence of additional indebtedness and liens, the ability to make certain payments and investments and the ability to enter into certain merger, consolidation, asset sale and affiliate transactions and (b) financial maintenance covenants, including, but not limited to, a maximum leverage ratio, a minimum fixed charge coverage ratio and a maximum secured indebtedness ratio. The Credit Agreement also contains, as did the Existing Credit Agreement, representations and warranties, affirmative covenants and events of default, including certain cross defaults with the Company’s other indebtedness, customary for an agreement of its type. As is customary, certain events of default could result in an acceleration of the Company’s obligations under the Credit Agreement.

The foregoing summary is not an exhaustive description of the terms of the Credit Agreement, which is attached hereto as Exhibit 10.1, and such summary is qualified in its entirety by reference to the attached Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of May 25, 2011, by and among National Retail Properties, Inc., Wells Fargo Bank, National Association, as Administrative Agent, and a syndicate of lenders named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RETAIL PROPERTIES, INC.

By:	/s/ Kevin B. Habicht
Name:	Kevin B. Habicht
Title:	Executive Vice President,
Chief Financial Officer, Assistant Secretary and Treasurer

Dated: June 1, 2011